Exhibit 23.2

                                THOMAS J. HARRIS
                           CERTIFIED PUBLIC ACCOUNTANT
                          3901 STONE WAY N., SUITE 202
                                SEATTLE, WA 98103
                                  206.547.6050


                          REGISTERED AUDITOR'S CONSENT

I, Thomas J. Harris, CPA, of 3901 Stone Way North, Suite # 202, Seattle, WA. 98103, do hereby consent to the use of my opinion dated July 19, 2013 on the financial statements of Marika, Inc. as of September 30, 2013 and for the period from inception May 24, 2013 to September 30, 2013, to be included in and made part of any filing to be filed with the U. S. Securities and Exchange Commission. I also consent to the use of my name in the Experts section of those Forms.

Dated this 10th day of December, 2013.



/s/ Thomas J. Harris
---------------------------------
Thomas J. Harris
Certified Public Accountant